LIFE PARTNERS CHAIRMAN WARNS SHAREHOLDERS TO BE CAUTIOUS IN DEALING WITH SHORT-SELLERS

WACO, TX — March 15, 2011 — Brian Pardo, Chairman of Life Partners Holdings, Inc. (NASDAQ GS: LPHI), parent company of Life Partners, Inc., issued the following open letter to all of its shareholders:

Dear Shareholder:

As many of you are probably aware, there has been a very large short position in LPHI that has persisted for months.  Short selling of LPHI stock is adverse to your interests as an LPHI shareholder and may have adverse tax consequences for you.  In addition, you may not even be aware that your shares have been loaned out by your broker to short sellers.

In order to determine whether your shares have been loaned out for use by short sellers, check the 1099 form sent to you by your broker.  There are different sections in this form.  If your shares have not been loaned out, then you will see that dividends have been paid and that amount will be noted in the “1099-DIV” section of the form.  If your shares have been loaned out without your knowledge, then you will see that the income earned from LPHI shares is noted in the 1099-MISC section of the form, and you will see a payment called, “Substitute Payments in Lieu of Dividends or Interest.”  If you are receiving payments in lieu of dividends, these funds are taxed at ordinary income tax rates, not the special, lower tax rate paid on dividend income.

Additionally, if you purchased shares from a person engaged in naked short selling, you have what might be called “phantom shares” – the shares do not exist since the naked short seller sold shares he did not own.  In this case, you would also see dividend payments that are reported in the 1099-MISC section of your form.  This is because, since the shares do not really exist, the company did not pay a dividend on them.  Therefore, the broker owes you the same amount of money in substitution for the dividend. If you have any questions regarding these payments, contact your broker as to the terms of your brokerage agreement.  With regard to the tax consequences of these payments, please consult your tax advisor.

Sincerely,

Brian Pardo

Chairman

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 129,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.8 billion in face value.

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LPHI-G

FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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